Exhibit 10.1

May 7, 2007

Mr. Michael E. Thomas

46 Tidewater Lane

Yarmouth, Maine 04096

Dear Micky:

I am pleased to confirm our offer of employment as Senior Vice President and Chief Financial Officer (“CFO”) of Environmental Power Corporation (“the Company”), reporting to its Chief Executive Officer (“CEO”). Your related work experience, your professional accomplishments and the results of your interviews have confirmed to us that you should be a valuable addition to the Company.

Your starting salary will be $9166.67 per bi-monthly pay period (the equivalent of $220,000 on an annualized basis), paid in accordance with the Company’s customary payroll practices. As we agreed, your start date will be as mutually agreed (but not later than May 21, 2007). You will be an “at will” employee, and the Company may terminate your employment at any time and for any reason or no reason.

The Company is expecting to move its corporate headquarters from Portsmouth, NH to the Metro New York area. Pending the move, which is expected take place in the 3rd Quarter of 2007, you will be based at the Company’s Portsmouth office. You will be responsible for all expenses associated with your travel to and from that office, meals, and any lodging of your choosing.

You shall be entitled to receive bonus compensation, to be awarded at such times and be in such amounts as shall be determined in the sole discretion of the CEO, consistent with the management-bonus plan of the Company in effect from time to time for senior executives, if any. Your annual bonus target will be 35% and will be based on annual performance and financial targets to be developed by me.

You shall be entitled to participate in all benefit programs that the Company establishes and makes available to its senior executives generally from time to time, including, but not limited to, medical and pension benefits, in accordance with the terms and conditions of such plans, as well as an automobile allowance of $750.00 per month. In addition, the Company shall reimburse you for annual premiums paid by you for your personal long-term disability and term life insurance coverage, provided that the Company’s reimbursement obligation with respect to such coverage shall not exceed $3,500 per annum. You shall be entitled to four weeks paid vacation per year, to be accrued and taken in accordance with the Company policy in effect from time to time.

Upon your move to the Metro New York area you will be entitled to relocation expenses that will include home selling and buying expenses, moving expenses, and a temporary housing benefit, for a six-month period, of $1500 per month.

Effective on your first day of employment, you will be granted a stock appreciation right (“SAR”) under the Company’s 2005 Stock Incentive Plan or the 2006 Equity Incentive Plan, or a combination thereof (the “Plans”), pursuant to which you will be entitled to receive, after vesting and upon exercise, a payment in cash or in shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), or a combination of the foregoing (the form and composition of such payment to be at the election of the Company), equal to the increase, if any, in the fair market value at the close of business on the date of grant of up to 100,000 shares of Common Stock (the “Measuring Shares”). The date of grant will be the first day of your employment. The SAR shall vest as follows:

No. of Measuring Shares	Vest
25,000	12 months following start date
25,000	24 months following start date
25,000	24 months following start date so long as the closing price of a share of the Company’s common stock equals or exceeds $11 on or before that date
25,000	On achieving successful equity-raise and debt-raise associated with California initiatives

The SAR will not represent a right to purchase the underlying Measuring Shares, and in no event may the number of shares of Common Stock issued to you by the Company in payment upon any exercise of the SAR exceed the number of shares of Common Stock then available for issuance under the Plans.

In the event of a “Change-in-Control” (as defined below), the vesting of the SAR will accelerate, such that the SAR will be exercisable in full upon such Change-in-Control. A “Change-in-Control” shall mean the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than (i) than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the outstanding voting stock of EPC, immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction or (ii) a sale of any of the capital stock or assets of either of EPC’s subsidiaries involved in the waste coal business, EPC Corporation or Buzzard Power Corporation).

You also shall be eligible to receive future awards under the equity compensation plans, if any, adopted by the Company from time to time for which senior executives are generally eligible. The level of your participation in any such plan and the terms and conditions of such participation shall be determined in the sole discretion of the CEO.

You will be entitled a severance payment upon termination of employment as a result of job elimination or termination without cause and not as a result of discharge for cause, retirement, disability or death or voluntary resignation. The severance payment will equal twelve months of base salary. The severance payment will be paid in a lump sum upon termination of your employment. If your employment is so terminated, you will also be entitled to the continuation of then-existing medical benefits coverage for an initial twelve-month period (subject to your contributing toward premiums and/or making co-payments to the same extent that active employees are required to contribute or pay), to be followed by your eligibility to continue such coverage, at your option and expense, for such remaining period of continuation as may be available under COBRA. For purposes of this paragraph, “cause” shall mean any of the following: (i) your material breach of any agreement between you and the Company; (ii) demonstrated and material neglect of duties, or willful and continued failure or refusal to attempt to perform the material duties of your position, in each case, following written notice from the CEO and a reasonable opportunity to cure of not less than twenty (20) days, or the failure to follow a reasonable and lawful instruction of the CEO following written notice from the CEO and an opportunity to cure of at least twenty (20) days (if capable of cure); (iii) willful misconduct, violation of a material Company policy, dishonesty, self-dealing or fraud with regard to the Company; (iv) conviction of, or plea of guilty or nolo contendere to, any felony; or (v) conviction of, or plea of guilty or nolo contendere to, any misdemeanor involving moral turpitude.

You will be required to maintain the confidentiality of proprietary and confidential Company information and will enter into a written agreement confirming this obligation on the Company’s standard form of such agreement.

I look forward to your anticipated positive response to this letter and working with you in the near future. If you wish to accept this offer of employment on the terms set forth in this letter, please sign one copy of this letter and return it to me. In the meantime, if I can be of any assistance, please let me know.

Sincerely yours,

/s/ Richard E. Kessel

Richard E. Kessel

President and Chief Executive Officer

Environmental Power Corporation

I accept the offer of employment on the terms set forth in this letter.

/s/ Michael E. Thomas	5/10/07
Michael E. Thomas	Date